Exhibit 99.1

TigerLogic Announces Appointment of Phil Barrett as Chairman

Portland, OR — September 25, 2014 — TigerLogic Corporation (Nasdaq: TIGR), a leading provider of solutions that help companies improve social media engagement by unlocking the power of data, today announced that Philip D. Barrett has been appointed as Chairman of the Board of Directors, replacing Richard W. Koe who will continue to serve on the TigerLogic Board of Directors.

“Phil is an experienced businessman and entrepreneur with a keen understanding of what it takes to drive business growth,” said Doug Marshall, TigerLogic’s longest tenured board member.  “As an active member of TigerLogic’s board for nearly a decade, Phil is uniquely qualified to build on the company’s foundation and help drive it forward.”

“TigerLogic and its Postano and Omnis platforms face an exciting future,” said Barrett. “I am excited to work with our executive leadership, headed by Brad Timchuk and Justin Garrity, and our Board. The Board feels deep gratitude to Rick for his vision and strategic development of TigerLogic’s products, which we believe positions the company for greater success, and I look forward to his continued support and contribution to the Board.”

About TigerLogic

TigerLogic Corporation (Nasdaq: TIGR) is a global provider in engagement solutions including the Omnis mobile development platform, Storycode full service app development agency, and Postano, a social media aggregation and display platform. For more information about TigerLogic and its products visit http://www.tigerlogic.com.  For more information about Postano visit http://www.postano.com.

Except for the historical statements contained herein, the foregoing release may contain forward-looking information, including statement about TigerLogic’s future success and growth opportunities.  Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to, the success of TigerLogic’s research and development efforts to develop new products and to penetrate new markets, the market acceptance of TigerLogic’s new products and updates, technical risks related to such products and updates, TigerLogic’s ability to maintain market share for its existing products, the availability of adequate capital and liquidity and other risks and uncertainties.  Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to, TigerLogic’s most recent reports on Form 10-K and Form 10-Q for factors potentially affecting its future financial results. All forward-looking statements are made as of the date hereof, and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release.

TigerLogic, Postano, yolink, Raining Data, mvDesigner, Omnis, Omnis Studio, and Storycode are trademarks of TigerLogic Corporation. All other trademarks and registered trademarks are properties of their respective owners.

SOURCE: TigerLogic Corporation

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Elliot Schimel

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646-202-9768